Exhibit 23



                              ACCOUNTANT'S CONSENT



The Board of Directors
Cameron Financial Corporation


We consent to incorporation by reference in the registration statements (Nos. 333-20563 and 333-20643) on Form S-8 of Cameron Financial Corporation of our report dated November 12, 1999, relating to the consolidated balance sheets of Cameron Financial Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of Cameron Financial Corporation.

                                                        /s/KPMG Peat Marwick LLP
                                                        ------------------------
                                                           KPMG Peat Marwick LLP



Kansas City, Missouri
December 27, 1999